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                                                                    Exhibit a(8)


                  THE SMITH & WOLLENSKY RESTAURANT GROUP, INC.

                                  Supplement to
  Offer to Exchange All Outstanding Options To Purchase Common Stock Having an
                   Exercise Price Greater Than $5.70 Per Share
                            (the "Offer Supplement")

The offer and withdrawal rights expire at 12:00 midnight, Eastern Daylight Time, on March 4, 2002, unless the offer is extended.

The Offer to Exchange All Outstanding Options to Purchase Common Stock having an Exercise Price Greater than $5.70 Per Share for New Options (the "Offer to Exchange") is amended and supplemented as set forth below. The item numbers listed below refer to the item numbers contained in the Offer to Exchange.

o The paragraph under "b. Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects" on pages 9 and 10 of the Offer to Exchange is amended and restated.

o The first paragraph under "6. Conditions of This Offer" on page 12 of the Offer to Exchange is amended and restated.

o The first bullet point under "6. Conditions of This Offer" on page 12 of the Offer to Exchange is amended and restated.

o The last bullet point under "6. Conditions of This Offer" on page 12 of the Offer to Exchange has been deleted in its entirety.

o The paragraphs under "10. Interests of Directors and Officers; Transactions and Arrangements Concerning the Options and Our Common Shares" on page 21 have been amended and restated.

Except as amended or supplemented below, the original terms and conditions of the Offer to Exchange remain in effect.

b. DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS, PAGE 9

The paragraph is amended and restated as follows:

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of eligible options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered eligible options that are not validly withdrawn. We also reserve the right to waive any of the conditions of this offer. No tender of eligible options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer and we will strictly enforce this offer period, subject only to an extension that we may grant in our sole discretion.

6. CONDITIONS OF THIS OFFER, PAGE 12

The first paragraph is amended and restated as follows:

Notwithstanding any other provision of this offer, we will not be required to accept any eligible options tendered for exchange, and we may terminate or amend this offer, or postpone our acceptance and cancellation of any eligible options tendered for exchange, in each case subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or

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after February 4, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, the occurrence of such event or events makes it inadvisable for us to proceed with this offer or with such acceptance and cancellation of eligible options tendered for exchange:

6. CONDITIONS OF THIS OFFER, PAGE 12

The first bullet point is amended and restated as follows:

there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory, or administrative agency or authority that directly or indirectly challenges the making of this offer, the acquisition of some or all of the tendered eligible options pursuant to this offer, or the issuance of new options, or otherwise relates in any manner to this offer.

6. CONDITIONS OF THIS OFFER, PAGE 12

The last bullet point is deleted in its entirety.

SECTION 10. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS AND OUR COMMON SHARES, PAGE 21

The paragraphs under this Section have been amended and restated in their entirety:

A list of our directors and executive officers is attached to this offer to exchange as Schedule A. As of February 1, 2002, our executive officers and non-employee directors (11 persons) as a group beneficially owned eligible options outstanding under our 1996 Stock Option Plan to purchase a total of 69,500 of our shares, which represented approximately 69.6% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group beneficially owned eligible options outstanding under our 1997 Stock Option Plan to purchase a total of 25,334 of our shares, which represented 53.5% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers as a group beneficially owned eligible options outstanding under our 2001 Stock Incentive Plan to purchase a total of 300,000 of our shares, which represented 51.6% of the shares subject to all options outstanding under that plan as of that date. Directors and executive officers, as a group beneficially owned eligible options outstanding under all of our stock plans to purchase a total of 394,834 of our shares, which represented approximately 54.2% of the shares subject to all options outstanding under the plans as of that date. At present, none of our executive officers who are eligible to participate in this offer have indicated their intention to tender their options for exchange.

There have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to February 4, 2002, by Smith & Wollensky or, to our knowledge, by any executive officer, director, or affiliate of Smith & Wollensky. There have been no grants of options to purchase our shares of common stock during the 60 days prior to February 4, 2002, by Smith & Wollensky to any executive officer or director.



                  The Smith & Wollensky Restaurant Group, Inc.
                                February 12, 2002